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CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT 10.23

HEALTHETECH, INC.

SUPPLY & SERVICES AGREEMENT

        This Supply and Services Agreement ("Agreement") is made on March 25, 2002 (the "Effective Date") by and between: HealtheTech, Inc., which has its primary place of business located at 523 Park Point Drive, Third Floor, Golden, CO. 80401 USA (hereinafter "HET") and Bally Total Fitness Corporation, located at 8700 West Bryn Mawr Avenue, Chicago, IL 60631 (hereinafter "BTF").

1.    Recitals

          (a)  HET has developed and commercialized numerous personal health monitoring "Products" including the BodyGem™ Metabolic Measurement Device, and possesses all trade secret, trademark, patent, and other intellectual property rights associated with the Products as hereinafter defined.

          (b)  BTF is a commercial fitness service provider offering weight management and fitness programs to consumer clients at Company-owned and franchised locations in the United States and Canada.

          (c)  HET desires to supply Products to BTF.

          (d)  BTF wishes to purchase and deploy HET Products in its Bally Total Fitness Centers in accordance with this Agreement.

2.    Definitions

        For purposes of this Agreement, including any Attachments and Appendices, the following terms shall have the following meanings:

          (a)  "BodyGem Metabolic Measurement Device" means the BodyGem handheld indirect calorimeter used for the purpose of measuring a person's resting metabolic rate (RMR) along with its accompanying accessories (one hard mask, one mouth piece, one nose-clip, one medium disposable mask, one AC adapter, one BodyGem User Manual, one training video, and one BodyGem carrying case).

          (b)  "Commercial Fitness Market" means chain fitness centers in the United States and Canada.

          (c)  "Effective Date" means the date the Supply and Services are to commence under this Agreement.

          (d)  "Products" means the BodyGem Metabolic Measurement Device and its associated single use breathing units, nose clips, and collateral material.

          (e)  "Purchase" means the collective execution of (i) placement of a purchase order by BTF, (ii) the acceptance of such purchase order by HET followed by shipment of the full purchase order quantity by HET or its agent. A "Purchase" shall not be deemed completed until full shipment is made.

          (f)    "Single Use Breathing Unit" means the "Disposable" facemask or mouthpiece that an individual breathes into during a BodyGem metabolic measurement.

          (g)  "Specific Target Customers" means customers and clients of BTF owned or franchised Centers in the United States and Canada.

          (h)  "Term" means the time from the Effective Date to the date upon which this Agreement expires.

3.    Grant of Rights to BTF

        (a)    Subject to the terms of this Agreement, HET hereby will sell Products at a reduced rate specified in Section 6 herein to BTF for use on Specific Target Customers; however, this grant specifically excludes any right to resell BodyGem Metabolic Measurement Devices.

        (b)    HET agrees to supply the BodyGems and Single Use Breathing Units to BTF for the Term of this Agreement under the pricing specified herein.

4.    Obligations of BTF

        BTF shall, for the Term of this Agreement:

          (a)  Provide for appropriate training to applicable BTF and BTF franchisee employees (where appropriate) sufficient to enable proper use and promotion of metabolic measurement services using the BodyGem, and use reasonable marketing and promotional efforts to promote the Products to Specific Target Customers.

          (b)  Allow HET access to visit any BTF facility at HET's sole expense and during normal business hours, to conduct a review of the use of HET Products with the BTF facility and if applicable, make suggestions for improvement based upon HET's experience with the Products. BTF agrees to consider such suggestions and make changes it believes, in BTF's sole discretion, are reasonable.

          (c)  Not knowingly incur any liability on behalf of HET, nor in any way pledge or purport to pledge HET's credit; nor describe or hold itself in relation to the Products out as an employee of HET; nor describe itself other than as a service provider of metabolic measurements using the Products in relation to HET metabolic measurement technologies; nor make any claims with respect to the Products (medical or otherwise) inconsistent with written product manuals or HET provided BodyGem training.

          (d)  Agree to comply with the Promotional and Branding Guidelines attached as Exhibit A, except where modified by this Agreement. In case of a conflict between this Agreement and Exhibit A, the terms within this Agreement shall be controlling. For a period of ninety (90) days after the Effective Date of this Agreement, BTF agrees not to distribute or publish advertising (whether written, broadcast, telecast, posted on web sites or otherwise) created by or for BTF referring to the Products or using HET branding (per the guidelines in Appendix A) without submitting the same to HET for review and securing specific HET approval in writing, with such approval to not be unreasonably withheld or delayed (the "Ad Approval Period").

          (e)  Acknowledge that the BodyGem Metabolic Measurement Device being supplied to BTF by HET is not a medical device, is not approved or cleared by the U.S. Food and Drug Administration (FDA) as a medical device, and is not being offered by HET as a medical device. BTF agrees not to make any medical claims about the HET Products.

          (f)    Acknowledge that the Single Use Breathing Units are disposable components and are not intended for re-use. BTF agrees it shall instruct and cause all the BTF Fitness Centers not to re-use the Single Use Breathing Units of the BodyGem Metabolic Measurement Device, or otherwise misuse the BodyGem Metabolic Measurement Device in a way that is not consistent with HET provided instructions for use located in the BodyGem Operator's Manual as provided to Bally or consistent with training by HET.

5.    Obligations of HET

          (a)  HET shall supply Products as outlined in this Agreement.

          (b)  Promotional Materials. HET shall supply BTF with the HET approved artwork and mechanicals required to support BTF's production of its own brochures and other promotional materials that shall be subject to review and approval by HET. During the Ad Approval Period, BTF agrees to submit promotional materials referencing any Products to HET no less than five (5) days in advance of any release or publication of such materials. During the Ad Approval Period, HET will review all BTF promotional materials submitted promptly and will provide written approval or requests for change within five (5) days after receipt of materials from BTF.

          (c)  Training Support. If requested by BTF, HET will provide BodyGem training to BTF Fitness Center personnel on the following basis:

      (i)
      All on-going training shall be charged at a rate of two hundred dollars ($200.00) per hour, per HET trainer, plus reasonable travel and related expenses with such expenses to not exceed $1,000 unless pre-authorized by BTF. All on-going training shall be charged in 4-hour block increments. All HET trainers shall provide training using their own equipment, including the BodyGem Metabolic Measurement Device, but BTF shall provide all Disposables for such training.

      (ii)
      All fees and expenses shall be substantively documented in a form reasonably acceptable to BTF, and provided to BTF with the invoice to be reimbursed by BTF within thirty (30) days of date of invoice.

      (iii)
      HET shall use all reasonable efforts to accommodate the time and place for BTF requested on-going training, but any on-going training shall be scheduled by mutual agreement of the parties.

      (iv)
      In order to provide reasonable notice to HET of known or anticipated BTF or BTF Fitness Center training requirements, BTF agrees to give non-binding good faith training demand forecasts at the beginning of each calendar quarter for the following calendar quarter during the Term of this Agreement. All forecasts shall be in writing and shall specify the number of attendees and the desired location and duration.

          (d)  Customer Support. BTF shall have access to HET's normal customer support during regular HET customer support hours (currently 8:30 a.m. to 5:30 p.m. MST) throughout the BodyGem Metabolic Measurement Device warrantee period of one year. After the initial warrantee period expires, extended warrantees or additional customer service can be purchased at HET standard rates and availability at the time of purchase. HET warrants that customer support will remain available for the BodyGem Metabolic Measurement Device for the product life of the BodyGem Metabolic Measurement Device.

6.    Prices, Payment, and Shipping

          (a)  The agreed upon pricing to BTF Products supplied to BTF by HET under this Agreement is specified below (all amounts are in U.S. dollars):

Product Description:	BTF Price:
BodyGem™ Metabolic Measurement Device	[*] each(1)
BodyGem Training Video	$7 each
HET Nose clip	$1 each
Nose clip with foam pads	$2 each
Disposables (single use mouthpiece or facemask):
‹ 10,000 disposables(2)	[*] per box of 20
10,020 to 25,000 disposables(2)	[*] per box of 20
25,020 to 50,000 disposables(2)	[*] per box of 20
50,020 to 100,000 disposables(2)	[*] per box of 20
100,020 and above(2)	[*] per box of 20

(1)
Such pricing subject to Section 7(b) below.

(2)
The Disposable volume discounts defined above apply to non-cumulative, single purchase order quantities that specify a single shipping or delivery date for the entire quantity specified in the purchase order.

          (b)  Special Initial BodyGem Pricing. HET shall honor a one-time order special initial pricing for BodyGem Metabolic Measurement Devices of [*] each for any quantity of BodyGem Metabolic Measurement Devices Purchased by BTF in its initial order provided that initial order is placed with HET on or before March 26, 2002. After the initial order of BodyGem Metabolic Measurement Devices, such pricing shall increase to [*] per unit. Any order qualifying for this special initial pricing shall be non-cancelable by BTF, except for non-performance or breach by HET.

          (c)  Disposable Pricing. After the Term of this Agreement expires, HET shall sell Disposable mouthpieces and facemasks to BTF at a price to be negotiated but not to exceed the lesser of [*] discount from the suggested list price.

          (d)  Software. It is acknowledged by BTF that HET has provided user web based access to HET's BalanceLog™ software to allow those users to log personalized nutritional and exercise information on a trial basis. This free trial use shall terminate as of March 29, 2002 and shall be subject to a one time, up front, per user license fee for continued use. The license fee shall be a [*] for a license for continued web access and use for the period beginning April 1, 2002 and ending July 31, 2002. The total license fee shall be initially computed by the total number of actual BTF users at the commencement of the license period [*] for each additional current Bally's customer user who activates and actually uses their BalanceLog account during the period covered by this license fee. These additional fees shall be invoiced by HET each month. These fees are not subject to fee reduction or reimbursement if any users discontinue use at any time during the license period.

          (e)  Same Terms. For all orders and deliveries under this Agreement, BTF shall use BTF's purchase order form, attached hereto as Exhibit B (the "Purchase Order"). In the event of a conflict between this Agreement and the Purchase Order, the terms herein shall govern the subject matter contained within this Agreement.

          (f)    Delivery. Delivery shall be F.O.B. point of origin at HET's shipping dock, warehouse or point of entry, and all orders will ship within twenty-four (24) hours of order by BTF. BTF shall insure all products ordered from HET pursuant to this Agreement for full replacement value, including shipping charges, and shall submit evidence of such insurance to HET upon request. Shipping dates are estimates which are not guaranteed and are based upon prompt receipt of all necessary information. HET shall in no event be liable for delays caused by fire, act of God, strikes, labor difficulties, acts of governmental or military authorities delay in transportation or in procuring materials or causes of any kind beyond the HET's control. All shipping charges shall be paid by BTF. Standard shipping shall be via ground unless otherwise specified by BTF in the purchase order. Any expenses associated with HET compliance with any BTF request for any non-standard method of packaging or shipping or any other F.O.B. point will be BTF's sole responsibility.

          (g)  Warranty. In addition to the terms in the Agreement, HET warrants that all Products will be free from defects in materials and workmanship. THIS WARRANTY SHALL EXPIRE TWELVE (12) MONTHS FROM THE DATE OF SHIPMENT FOR BODYGEM METABOLIC MEASUREMENT DEVICES AND NINETY (90) DAYS FOR SINGLE USE BREATHING UNITS. HET shall, pursuant to the Return Procedure outline in Section 6(g), repair or replace any such Product or part which is defective within the terms of the foregoing warranty, provided such products and parts have at all times been operated or used under the normal operating conditions for which they were designed.

          (h)  Return Procedure. HET shall either repair or replace, at its sole discretion, any defective Product sold to BTF, on an overnight basis, as follows: To obtain a replacement unit under this Section, BTF will return the Product to HET via overnight shipment, at HET's cost. BTF will also send HET an electronic mail message or call HET's customer service to provide the tracking number of this overnight shipment. Upon HET's receipt of this tracking number, HET will ship, via overnight delivery and at HET's cost, a replacement Product to BTF.

          (i)    Terms of Payment. Payment for all products ordered (and shipping services provided) shall be paid by BTF net thirty (30) days from date of invoice. Payments will be delinquent if not paid within thirty (30) days after the date of invoice. Delinquent payments will be subject to a late payment fee equal to 5% of the amount thereof and will bear interest at the rate of 1.5% per month, but will not exceed the maximum rate allowed by law. If HET's accounts receivable from BTF becomes more than ninety (90) days past due (i.e., more than one hundred twenty (120) days from date of invoice, such delinquency in payment shall constitute breach of this Agreement and HET shall have the right to terminate this Agreement. All prices and payments are in U.S. Dollars.

7.    Term

          (a)  This Agreement shall commence on the Effective Date hereof and shall extend to March 31, 2003 (the "Term"). Following the Term, any potential extension of this Agreement shall be subject to re-negotiation of pricing, except for Section 6(c), and shall be subject to mutual written agreement to extend.

          (b)  Either party may terminate this Agreement in the event of a breach by the other party of any term of this Agreement, upon thirty (30) days written notice if the breaching party fails to cure such breach within thirty (30) days of such notice of termination.

          (c)  Notwithstanding the foregoing, this Agreement shall terminate upon notice from HET, effective immediately, in the event of the bankruptcy or insolvency of BTF, or in the event BTF enters into a composition with its creditors, or if BTF undergoes a change in control.

8.    Representations and Warranties

          (a)  HET represents and warrants to BTF that HET is qualified to do business under the laws of each jurisdiction in which it is required by law to be so qualified. HET represents and warrants to BTF that HET has the requisite power and authority to enter into and perform its covenants, duties and obligations under this Agreement. HET further represents and warrants to BTF that: (i) HET complies, and at all times during the Term will comply, with all applicable laws, rules, regulations, and other legal obligations in effect during the Term; (ii) no consent of any other person or entity is necessary for HET to enter into and fully perform its covenants, duties and obligations under this Agreement; (iii) no material composed or created by HET hereunder will infringe upon, violate the privacy of or create or constitute a libel or slander against, or violate any common law statutory right or any other right of any other person, firm, corporation, or other entity, including but not limited to slander, defamation, right of publicity, copyright, trademark, trade secret, and unfair competition rights.

          (b)  BTF represents and warrants to HET that BTF is qualified to do business under the laws of each jurisdiction in which it is required by law to be so qualified. BTF represents and warrants to HET that BTF has the requisite power and authority to enter into and perform its covenants, duties and obligations under this Agreement. BTF further represents and warrants to HET that: (i) BTF complies, and at all times during the Term will comply, with all applicable laws, rules, regulations, and other legal obligations in effect during the Term; (ii) no consent of any other person or entity is necessary for BTF to enter into and fully perform its covenants, duties and obligations under this Agreement; (iii) no promotional material related to the Products or BalanceLog™ software composed or created by BTF hereunder will infringe upon, violate the privacy of or create or constitute a libel or slander against, or violate any common law statutory right or any other right of any other person, firm, corporation, or other entity, including but not limited to slander, defamation, right of publicity, copyright, trademark, patent, trade secret, and unfair competition rights.

9.    Intellectual Property and Promotional Materials

          (a)  Except as expressly provided herein, no right, title, permission, license or interest of any kind in or to the use of any trademark, tradename, service mark, name, logo, or insignia owned, licensed, or used by BTF ("BTF Marks") is, or is intended to be, given or transferred to, or acquired by, HET. HET agrees that it will not utilize any BTF Mark in any manner without first obtaining BTF's prior written consent thereto, which consent BTF has no obligation to give. HET agrees, prior to public dissemination of such materials, to obtain BTF's prior written consent, which may be withheld for any or no reason whatsoever, to all advertising, press releases, radio spots and other promotional material related to BTF or this Agreement, which are created by or on behalf of HET. HET shall not use the BTF Marks in any disparaging or defamatory manner.

          (b)  Except as expressly provided herein, no right, title, interest, permission, license or interest of any kind in or to the use of any trademark, tradename, service mark, name, logo, or insignia owned, licensed, or used by HET ("HET Marks") is, or intended to be, given or transferred to, or acquired by, BTF. Except during the first ninety (90) days of this Agreement, as described in section 4d, BTF does not need to receive written approval from HET to use HET Marks. BTF shall follow the HET Promotional and Branding Guidelines provided as Exhibit A and shall not use the HET Marks in any disparaging or defamatory manner. BTF agrees that it will not utilize any HET Mark in any other matter, other than as outlined herein, without first obtaining HET's prior written consent thereto, which HET will not unreasonably withhold.

10.  Indemnification

        (a)  HET shall defend, indemnify and hold BTF, its officers, directors, shareholders, employees, agents, legal representatives, affiliates, subsidiaries, successors and assigns (collectively the "BTF Group"), harmless of, from and against any and all claims, demands, actions, causes of action, suits, debts, losses, liabilities, damages, liabilities, costs, charges, fines, judgments and expenses, including reasonable attorneys' fees and court costs, at law or in equity, both known and unknown, foreseeable and unforeseeable, liquidated and unliquidated, insured and uninsured (collectively, "Claims"), sustained, suffered or incurred by the BTF Group or any of them, at any time, arising from or relating to:

  (i)
  the default or breach by HET of any term, provision, representation, warranty, covenant, duty, obligation or agreement made by HET in this Agreement;

  (ii)
  any negligent act or omission of HET or any of its officers, directors, employees or agents in the operation of HET's business;

  (iii)
  the violation or alleged violation of any common law or any federal, state, local or foreign statute, law, ordinance, rule, regulation, license, permit, authorization or registration, policy or order (collectively, "Governmental Laws" and individually, a "Governmental Law") by HET including, without limitation, any action in which it is alleged that any of the Products were designed, developed, manufactured, assembled, packaged or labeled in violation of any Governmental Law;

  (iv)
  any product recall of the Products, whether such product recall is initiated by (1) a governmental agency having the power and authority to require such product recall, or (2) HET, provided HET consults with BTF prior to any such product recall;

  (v)
  the alleged or actual infringement of the trademark, service mark, trade name, or copyright of any other person or entity with respect to the HET Marks, any product labeling or other materials associated therewith supplied by HET and utilized in connection with the marketing or packaging of the Products; and

  (vi)
  any alleged or actual personal injuries (including death) resulting from the use of the Products in full compliance with all written instructions for use that accompany the actual Product used..

        (b)  BTF shall defend, indemnify and hold HET, its officers, directors, shareholders, employees, agents, legal representatives, affiliates, subsidiaries, successors and assigns (collectively the "HET Group"), harmless of, from and against any and all claims, demands, actions, causes of action, suits, debts, losses, liabilities, damages, liabilities, costs, charges, fines, judgments and expenses, including reasonable attorneys' fees and court costs, at law or in equity, both known and unknown, foreseeable and unforeseeable, liquidated and unliquidated, insured and uninsured (collectively, "Claims"), sustained, suffered or incurred by the HET Group or any of them, at any time, arising from or relating to:

  (i)
  the default or breach by BTF of any term, provision, representation, warranty, covenant, duty, obligation or agreement made by BTF in this Agreement;

  (ii)
  any negligent act or omission of BTF or any of its officers, directors, employees or agents in the operation of BTF's business;

  (iii)
  the violation or alleged violation of any common law or any federal, state, local or foreign statute, law, ordinance, rule, regulation, license, permit, authorization or registration, policy or order (collectively, "Governmental Laws" and individually, a "Governmental Law") by BTF including, without limitation, any action in which it is alleged that BTF's use of the Products were not in conformance with the written instructions for use that accompany the Products or was in violation of any Governmental Law unless BTF was instructed in such use by HET or such use was for which the Products were intended; and

  (iv)
  the alleged or actual infringement of the trademark, service mark, trade name, or copyright of any other person or entity with respect to the BTF Marks, any product labeling or other promotional materials associated therewith supplied by or created under the control of BTF and utilized in connection with the marketing or packaging of the Products, except for any changes made by HET or pursuant to HET's request or any material used by BTF provided by HET.

        (c)  Claims. HET and BTF each agree to give to the other prompt written notice of any matter upon which it intends to base a claim for indemnification (an "Indemnity Claim") under Section 10. The indemnified party shall have the right to participate jointly with the indemnifying party in the indemnifying party's defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified party becoming subject to injunctive or other equitable relief or otherwise adversely affect the business or reputation of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party pursuant to Section 10, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its sole discretion, shall deem reasonable and appropriate; provided that the indemnifying party shall provide reasonable evidence of its ability to pay any Claims, and with respect to any such settlement, shall obtain the written release of the indemnified party from the Indemnity Claim. The indemnifying party shall obtain the written consent of the indemnified party prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if, as a result thereof, the indemnified party would become subject to injunctive or other equitable relief or the business or reputation of the indemnified party would be adversely affected in any manner.

        11. Insurance.    During the Term, HET agrees to maintain, at its sole cost and expense, General Liability insurance, including Products, Errors and Omissions, and Completed Operations Liability insurance as will fully protect BTF, its officers, directors, agents and employees from claims, including, but not limited to, claims for consequential damages, and advertiser's liability resulting from the Products which are the subject of this Agreement. Such policies shall be written on an occurrence form and with insurers carrying a minimum Best's Rating of A. They shall evidence deductibles in amounts satisfactory to BTF and shall provide Combined Single Limits of at least $1,000,000. HET agrees to provide umbrella coverage in minimum limits of $5,000,000. HET will add BTF and any other party designated by BTF as an additional insured on such policies and provide BTF with a certificate of insurance along with the applicable additional insured endorsement evidencing such coverage, within ten (10) days after HET executes this Agreement. (A Vendor's endorsement is not an acceptable substitute for the additional insured endorsement.) Such policies must provide that coverage shall not be terminated, materially changed, or renewal refused without at least thirty (30) days prior written notice to BTF. HET will also provide Worker's Compensation coverage in statutory limits.

        12. Adverse Publicity.    If HET or HET's products are the subject of materially adverse publicity, which in the sole discretion of BTF is or may be detrimental to the intended purpose of the Agreement or to BTF or its business, then BTF may elect to terminate this Agreement by giving HET at least two (2) business days prior written notice thereof. If BTF or BTF's products or services are the subject of materially adverse publicity, which in the sole discretion of HET is or may be detrimental to the intended purpose of the Agreement or to HET or its business, then HET may elect to terminate this Agreement by giving BTF at least two (2) business days prior written notice thereof.

        13. Confidentiality

        (a)  Both BTF and HET shall regard as confidential and proprietary all of the information communicated, in connection with this Agreement, by the other party in writing and marked "Confidential" (which information shall at all times be the property of the disclosing party) ("Confidential Information"). Neither shall, without the prior written consent from the other party, at any time (i) use any Confidential Information of the other party for any purpose other than in connection with the performance of its obligations under this Agreement or (ii) disclose any portion of the Confidential Information of the other party to third parties, except their respective attorneys and advisors. BTF and HET, as applicable, shall promptly at the termination of this Agreement, upon the request of the disclosing party, either return to the disclosing party all Confidential Information of the disclosing party which is in written or tangible form (including, without limitation, all copies, summaries and notes of the contents thereof) or promptly destroy all such Confidential Information and have one of their executive officers certify, in writing, to such destruction to the disclosing party. BTF and HET shall disseminate the Confidential Information to their respective employees, and agents only on a "need to know" basis. BTF and HET shall cause each of their respective employees who has access to the Confidential Information to comply with the terms and provisions of this Section in the same manner as BTF and HET are bound hereby.

        (b)  Notwithstanding the foregoing, BTF's and HET's obligations pursuant to the above paragraph shall not apply to (i) information that, at the time of disclosure, is, or after disclosure becomes part of, the public domain other than as the consequence of BTF's or HET's respective breach of this Section; (ii) information that was known or otherwise available to a party prior to its disclosure by the other party or was independently developed by either party; (iii) information disclosed by a third party, if such third party's disclosure does not violate any obligation of the third party to the non-receiving party; (iv) information that BTF and HET authorize in advance, in writing, for release; or (v) information required to be disclosed by the receiving party by reason of any law, governmental request or regulation or any legal proceeding or similar process. In the event that disclosure becomes necessary under subsection (v) above, the party required to make such disclosure shall give written notice thereof to the other party, before such disclosure is actually made.

        14. Taxes.    HET acknowledges and agrees that it is HET's obligation to provide for payment of all federal and state income and employment taxes and unemployment or disability insurance applicable to HET, HET's business, any of HET's employees and any of HET's products, and HET will indemnify BTF and hold BTF harmless to the extent of any obligation imposed by law on BTF to pay any such amounts in connection with any payments under this Agreement.

        15. Entire Agreement; Amendment.    This Agreement, together with the Exhibits attached hereto, embodies the entire agreement and understanding between the parties hereto and supersedes any and all prior and contemporaneous agreements and understandings between the parties hereto relating to the subject matter hereof, whether verbal or written. No modifications or amendments of this Agreement will be effective unless made in writing and signed by BTF and HET.

        16. Assignment.    This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and agents, but either party may not pledge, encumber or assign any of its rights or obligations hereunder in any manner whatsoever without the prior written consent of the other party in each instance.

        17. Notices and Address for Payment.    Any and all notices, demands, requests, consents, designations and other communications required or desired to be given pursuant to this Agreement and all payments under this Agreement will be given in writing and will be deemed duly given upon personal delivery, or on the third day after mailing if sent by certified mail, postage prepaid, return receipt requested, or on the day after deposit with a nationally recognized overnight delivery service which maintains records of the time, place and receipt of delivery, or upon receipt of a confirmed facsimile transmission, and in each case to the person and address set forth below, or to such other person or address which BTF or HET may respectively designate in like manner from time to time.

If to BTF:	If to HET:

Bally Total Fitness Corporation 8700 West Bryn Mawr Avenue Chicago, IL 60631 Attn: Vice President of Retail Operations	HealtheTech, Inc. 523 Park Point Drive Golden, CO 80401 Attention: Director, Sales Operations

        18. Severability.    The provisions of this Agreement are severable. If any provision contained in this Agreement is held to be invalid or unenforceable in any respect, such provision shall be carried out and enforced only to the extent to which it shall be valid and enforceable, and any such invalidity or unenforceability shall not affect any other provision of this Agreement, all of which shall be fully carried out and enforced as if such invalid or unenforceable provision had not been set forth herein.

        19. Governing Law.    This Agreement will be governed, construed and interpreted in accordance with the laws and decisions of the State of Colorado, without regard to conflict of law principles that would require the law of another state or jurisdiction to be applied.

        20. Joint Drafting and Neutral Construction.    This Agreement is a negotiated document and shall be deemed to have been drafted jointly by BTF and HET, and no rule of construction or interpretation shall apply against any particular party hereto based on a claim that the Agreement was drafted by one of the parties. This Agreement shall be construed and interpreted in a neutral manner.

        21. No Waiver; Course of Performance.    No waiver by BTF or HET of the breach of any term, condition, warranty, representation, covenant or agreement contained herein shall be considered as a waiver of the same provision in the future or any other provision and no delay or omission by BTF or HET in exercising any right or remedy hereunder shall impair any such right or remedy or be construed as a waiver of any default notwithstanding any other act taken or not taken by BTF or HET after such delay or omission. No usage of trade, course of performance or course of dealing between or among the parties hereto will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereunder.

        22. Counterparts.    This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. One or more parties may sign this Agreement by use of facsimile transmission, provided that, an original is sent by overnight courier.

        23. Relationship of the Parties.    BTF and HET shall be, at all times, independent contractors, solely responsible for the manner by and the form in which each performs under this Agreement. Nothing contained herein shall be deemed to: (i) create a partnership or joint venture between BTF and HET; (ii) make either party's employees the employees of the other; or (iii) make either party the agent of the other for any purpose whatsoever. Neither party shall have the authority to bind or obligate, or represent itself as having on the authority to bind or obligate, the other party in any manner whatsoever.

        24. Headings.    The numbers, headings, titles or designations of the various Sections are not a part of this Agreement, but are for convenience and reference only, and do not and will not be used to define, limit or construe the contents of the Sections.

        25. Cumulative Remedies.    BTF's remedies under this Agreement are cumulative, are not exclusive, and are in addition to any other rights and remedies BTF may have at law, in equity or otherwise.

        26. Binding Agreement.    This Agreement will be binding upon and inure to the benefit of BTF and HET, and their respective legal representatives, successors and permitted assigns, if any.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written by their respective authorized officials.

Bally Total Fitness Corporation (BTF)		HealtheTech, Inc. (HET)

By:	/s/ PAUL TOBACK	By:	/s/ NOEL L. JOHNSON

Name:	Paul Toback	Name:	Noel L. Johnson, Ph.D.
Title:	COO	Title:	President and COO

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CONFIDENTIAL TREATMENT REQUEST
  EXHIBIT 10.23
HEALTHETECH, INC. SUPPLY & SERVICES AGREEMENT
[SIGNATURE PAGE FOLLOWS]